UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
						ANNUAL FILING


LOCKHEED MARTIN CORPORATION
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
539830109
(CUSIP NUMBER)
12/31/2002
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X)  RULE 13D-1(B)
			( )  RULE 13D-1(C)
			( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO. 539830109            13G       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
     CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __

                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    9,810,303 SHARES
6.  SHARED VOTING POWER
    80,810 SHARES
7.  SOLE DISPOSITIVE POWER
    82,797,866 SHARES
8.  SHARED DISPOSITIVE POWER
    97,120 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    82,894,986 SHARES
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    18.2%

12. TYPE OF REPORTING PERSON*

	BK

                         SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.

	(A)  NAME OF ISSUER

	     LOCKHEED MARTIN CORPORATION

	(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

		6801 ROCKLEDGE DRIVE
		BETHESDA, MARYLAND 20817


ITEM 2.

     (A)  NAME OF PERSON FILING

	     STATE STREET BANK AND TRUST COMPANY, TRUSTEE

     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
		RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110

     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

 	(D)  TITLE OF CLASS OF SECURITIES

	     COMMON STOCK

	(E)  CUSIP NUMBER

	     539830109

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                     	SCHEDULE 13G         PAGE 4 OF 5 PAGES
ITEM 4. OWNERSHIP

	(A)  AMOUNT BENEFICIALLY OWNED

	     82,894,986 SHARES

	(B)  PERCENT OF CLASS

	     18.2%

	(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    		(I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
         		 9,810,303 SHARES
   		(II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
         		 80,810 SHARES
  		(III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         		 82,797,866 SHARES
   		(IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         		 97,120 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
		PERSON.

 		SEE F1 = 15.8%

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
		ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
		COMPANY

          NOT APPLICABLE


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

                       SCHEDULE 13G           PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         10 FEBRUARY 2003

                         STATE STREET CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE


					/S/ SUSAN C. DANIELS
					VICE PRESIDENT






<F1>

- LOCKHEED MARTIN CORPORATION CAPITAL ACCUMULATION PLAN
- LOCKHEED MARTIN CORPORATION OPERATIONS SUPPORT SAVINGS PLAN
- LOCKHEED MARTIN CORPORATION PERFORMANCE SHARING PLAN FOR BARGAINING
EMPLOYEES
- LOCKHEED MARTIN CORPORATION PERFORMANCE SHARING PLAN FOR PUERTO RICO
EMPLOYEES
- LOCKHEED MARTIN CORPORATION RETIREMENT SAVINGS PLAN FOR SALARIED
EMPOYEES
- LOCKHEED MARTIN CORPORATION SALARIED SAVINGS PLAN
- LOCKHEED MARTIN CORPORATION SAVINGS AND INVESTMENT PLAN FOR HOURLY
EMPLOYEES
- LOCKHEED MARTIN CORPORATION CAPITAL ACCUMULATION PLAN FOR HOURLY
EMPLOYEES
- LOCKHEED MARTIN CORPORATION HOURLY EMPLOYEE SAVINGS PLAN PLUS
- LOCKHEED MARTIN CORPORATION BASIC BENEFIT PLAN FOR HOURLY EMPLOYEES


- UNITED STATES ENRICHMENT CORPORATION SAVINGS PROGRAM

- SAVINGS PROGRAM FOR EMPLOYEES OF CERTAIN EMPLOYERS AT THE US
DEPARTMENT OF ENERGY FACILITIES AT OAK RIDGE, TN